EXHIBIT 99.1

PREMIERWEST BANCORP

ANNOUNCES THIRD QUARTER RESULTS

MEDFORD, OREGON—October 28, 2009: PremierWest Bancorp (NASDAQ:PRWT) announced results for the third quarter of 2009 as follows:

For the three months ended and as of September 30, 2009:

  Strong capital position with all but one of the regulatory ratios above published requirements for “Well Capitalized” bank status. Bank risk-based capital was 9.72%, “Adequately Capitalized”.
  Net interest margin of 3.64% with net interest income remaining flat as compared to the quarter ended June 30, 2009.
  Total deposit growth of $241.8 million reflecting acquired Wachovia branch deposits of $308.0 million, net of deposit run-off, at quarter end, brokered deposit reductions of $82.2 million, and other net deposit growth of $16.0 million.
  Reserve for loan and lease losses (ALLL) of $41.5 million or 3.50% of gross loans.
  Loss per common share of $0.22 on a net loss of $5.6 million, compared with earnings per common share of $0.05 on net income of $1.2 million for the same period in 2008.
  Provision expense of $10.3 million and charge-offs, net of recoveries, of $9.0 million.
  Non-performing loans of $109.4 million and other real estate owned (OREO) of $19.5 million.

For the nine months ended and as of September 30, 2009:

  Net interest margin of 4.10%.
  Growth in deposits of $279.3 million after a reduction of $44.7 million in brokered deposits, 30.9% annualized growth, with significant growth occurring in core deposit categories both as a result of the Wachovia branch acquisition and organic growth.
  Loss per common share of $1.54 on a net loss of $38.1 million, compared with earnings per common share of $0.15 on net income of $3.5 million for the same period in 2008.
  Provision expense of $71.4 million and charge-offs, net of recoveries, of $47.0 million.

James M. Ford, President & CEO remarked, “We acknowledge that total non-performing loans and OREO levels are higher than we want. This is a direct result of our previous lending concentrations in real estate and the commitment to lend in the communities we serve. Our goal for the past year has been to ensure we have identified the risk in the portfolio and properly dealt with that risk through charge-offs or higher reserves in our ALLL. Our ALLL as a percentage of loans is much higher than our Peer group average, and we have been aggressive in risk rating all of our loans in a conservative manner. We also are performing periodic, detailed reviews of a significant portion of our loan portfolio. While it is still too early to claim victory, we believe we are nearing the end of the increases and, in fact, are seeing improvement in marketing efforts to sell OREO and in credit remediation successes. The Wachovia branch additions were strategic in that they position the balance sheet to withstand the economic downturn with significant liquidity. As we convert that cash to better yielding loans and securities, our net interest margin will further improve from the better than Peer level that it is today. Finally, like many financial institutions, one needs to look at the core earning ability of the franchise without these extraordinary expenses. I’m confident when you analyze the core earning power of PremierWest, you come to the conclusion that this franchise has significant future value.”

CREDIT QUALITY AND NON-PERFORMING ASSETS

During the quarter just ended, we recorded $10.3 million in provision expense and charged-off $9.5 million of non-performing loans. Recoveries of previously charged-off loans totaled $408 thousand for the quarter. Our reserve for loan and lease losses totaled $41.5 million or 3.50% of gross loans. Non-performing loans rose to $109.4 million or 9.23% of gross loans at September 30, 2009.

The table below summarizes the Company’s non-performing loans (NPL) by loan type and geographic region:

Total non-performing loans by type and geographic region
(Dollars in 000's)

				September 30, 2009
		Non-performing Loans
	Southern	Mid-Central	Northern	Sacramento		Funded Loan	Percent NPL to Funded Loan
	Oregon	Oregon	California	Valley	Totals	Totals*	Totals by Category
Agricultural/Farm	$-	$-	$362	$177	$539	$51,587	1.0%
C&I	4,226	463	17	1,060	5,766	$237,300	2.4%
CRE	19,455	24,725	9,144	19,268	72,592	$738,238	9.8%
Residential RE construction	2,963	2,395	8,136	8,419	21,913	$34,600	63.3%
Residential RE	2,458	888	2,654	1,980	7,980	$34,258	23.3%
Consumer RE	227	-	-	-	227	$34,104	0.7%
Consumer	83	245	33	3	364	$49,720	0.7%
Total non-performing loans	$29,412	$28,716	$20,346	$30,907	$109,381	$1,179,807

Non-performing loans to total funded loans	5.6%	12.2%	13.6%	11.4%	9.3%
Total funded loans*	$524,468	$234,466	$149,814	$271,059	$1,179,807

* Excludes Other category comprised of credit cards, overdrafts, leases and other adjustments such as loan premiums, etc., in the amount of $4.7 million.

The Company’s principal source of credit stress continues to be real estate related loans. Borrowers either involved in real estate development or having secured loans with real estate have been vulnerable to both the ongoing economic downturn and to declining real estate values. A majority of our non-performing loan total of $109.4 million is directly related to real estate in the form of commercial or residential real estate loans. At September 30, 2009, $34.8 million of our real estate related non-performing loans remain current as to contractual principal and interest payments, but were placed on non-accrual status due to the absence of evidence supporting the borrowers’ ongoing ability to discharge their loan obligations.

Continuing actions taken to address the credit situation include:

  Credit monitoring activities have further increased since the beginning of the fourth quarter of 2008 to provide early warning of possible borrower distress that could lead to loan payment defaults. The pre-emptive credit monitoring and early warnings are intended to provide additional time to seek viable alternatives with the borrower. For those borrowers who have experienced payment problems and wish to seek a workable arrangement with the Company, management and staff are actively involved in seeking loan restructuring and other loan modification options and obtaining additional collateral coverage. We believe that these actions have and will continue to facilitate recovery strategies with cooperative borrowers. In those instances where alternatives have been exhausted or determined to be impractical and default under the terms of the loans has occurred, foreclosure actions are pursued.
  An evaluation to confirm the reliability of our internal reviews was completed on a significant portion of our loan portfolio during the second quarter by the same outside firm that had conducted a similar review of our acquisition and development portfolio during the fourth quarter of 2008. We have engaged this firm during the quarter just ended to perform ongoing quarterly reviews.
  Senior management continues to actively guide activities related to resolution of non-performing asset issues.

Bill Yarbenet, Executive Vice President and Chief Credit Officer stated, “We continue to work diligently to resolve our problem loan situation and to reduce our non-performing asset total. Working through the problem loans is a time-consuming effort, but we see some acceleration in the process with the formation and staffing of our Asset Recovery Group during the quarter just ended. We continue to be active in marketing and selling smaller OREO properties, with dispositions during the third quarter of $1.5 million. We anticipate some acceleration in this process during the fourth quarter ending December 31, 2009.”

LOAN AND DEPOSIT GROWTH

Gross loans as of September 30, 2009, were $1.20 billion, down $63.5 million from the balance as of December 31, 2008, primarily due to loan charge-offs of $48.0 million during the nine months ending September 30, 2009.

Deposits at September 30, 2009, were $1.5 billion, up $279.3 million from year end 2008 despite a decline of $44.7 million in brokered deposits. The increase was primarily the result of the acquisition of two Wachovia Bank branches in Davis and Grass Valley, California, in July 2009. However, without the additional Wachovia branch contributions, we have seen solid growth in core deposits which increased by $70.0 million, an annualized increase of 10.62% from December 31, 2008. This is directly attributable to successful branch campaigns to stimulate core deposit growth. The average non-interest bearing component of demand deposits was up $11.7 million, a 5.04% increase over year end 2008, with the number of accounts increasing at an annualized rate of 5.09%.

Joe Danelson, Executive Vice President & Chief Banking Officer, remarked, “Our branch staff is continuing to do an exemplary job in providing stellar customer service and selling services to prospective new customers, which is supported by our high customer satisfaction ratings. We have also decided to extend our participation in the FDIC’s Transaction Account Guarantee Program to provide our customers with an extra measure of security.”

NET INTEREST INCOME

Interest income was virtually flat at $19.2 million during the quarter just ended when compared to the immediately preceding quarter. Net interest margin fell to 3.64% for the most recent quarter, down 69 basis points from the previous quarter, as cash from the Wachovia branch acquisition was initially invested in Fed Funds sold at an annualized average rate of 0.27% and then re-invested over the course of the quarter into securities in a measured, deliberate manner now held in our investment portfolio.

Yield on earning assets for the quarter just ended was 4.98% compared to 5.82% for the immediately preceding quarter. Again, deployment of the cash from the Wachovia transaction was a primary factor in the quarter-over-quarter decline, which we anticipate reversing as the higher yields from our investment portfolio replace the initial low yields obtained from Fed Funds. The cost of average interest bearing liabilities for the quarter ended September 30, 2009 was 1.63% compared to 1.90% for the quarter ended June 30, 2009.

Mike Fowler, Executive Vice President & Chief Financial Officer, commented, “I am confident that our net interest margin will improve in the quarters ahead as we redeploy funds into the investment portfolio and as we progress in dealing with problem loans. We’ve seen a good deal of movement in the composition of our earning assets and interest bearing liabilities during the past three months that should settle during the fourth quarter. During the third quarter, we lost 16 basis points of net interest margin to interest reversals on loans transferred to non-accrual status. This is a decline from the comparable 20 basis point loss we saw in the second quarter of 2009.”

GOODWILL

In light of the volatility in the Company’s stock price in recent months, the Company is carefully analyzing the value of goodwill related to prior acquisitions to determine if impairment in the value of goodwill has occurred as of September 30, 2009. Any goodwill impairment could be material to reported earnings, although it would be a non-cash charge with no effect on our cash balances, liquidity or tangible equity capital. Similarly, because goodwill is excluded when calculating regulatory capital, the Company’s regulatory capital ratios would be largely unaffected. The Company expects the goodwill impairment analysis will be completed prior to filing the Quarterly Report on Form 10-Q with the Securities and Exchange Commission in early November.

NON-INTEREST INCOME

During the third quarter of 2009, PremierWest recorded non-interest income of $2.8 million, up $252 thousand from the same period last year. The increase from the previous year was primarily related to increases in other fee income and gains on the sale of other real estate owned and fixed assets.

NON-INTEREST EXPENSE

Non-interest expense during the quarter just ended was $14.8 million, an increase of $1.3 million, or 9.7% when compared to the preceding quarter and 29.2% when compared to the same period in 2008. Absent the impact of Wachovia branch staff additions and $165 thousand in recruiting and hiring expense, salary and benefits expense declined $73 thousand or 1.0% as compared to the immediately preceding quarter. However, this and other expense control measures taken by management were overwhelmed by the impact of regulatory and non-performing asset related expenses. As indicated in the table below, FDIC and state regulatory assessments, problem loan related expenses, and branch acquisition transaction expenses were significant increase factors during both the quarter and the nine-month periods as compared to last year.

Significant Increase Categories
(Dollars in 000's)	Three Months Ended			Nine Months Ended
	September 30, 2009	September 30, 2008	Increase	September 30, 2009	September 30, 2008	Increase
FDIC and State assessments	$1,275	$235	$1,040	$3,014	$696	$2,318
Wachovia acquisition expenses	662	2	660	804	80	724
Professional fee expense	494	201	293	1,594	1,147	447
Problem loan expense	406	50	356	740	316	424
OREO expense	291	11	280	511	229	282
Total	$3,128	$499	$2,629	$6,663	$2,468	$4,195

CAPITAL OUTLOOK

As indicated in the table below, PremierWest Bank is now “Adequately Capitalized” in one of the three published regulatory standards as of September 30, 2009. In light of this and our problem loan situation, PremierWest expects to enter into an agreement with our Regulators relating to raising capital and reducing non-performing assets.

		Regulatory	Regulatory
	September 30,	Minimum to be	Minimum to be
	2009	“Adequately Capitalized”	“Well-Capitalized”

Total risk-based capital ratio	9.72%	≥8.00%	≥10.00%
Tier 1 risk-based capital ratio	8.44%	≥4.00%	≥6.00%
Leverage ratio	7.20%	≥4.00%	≥5.00%

Our Board of Directors is reviewing plans to elevate our risk-based capital ratio to a level well above the regulatory minimum for “Well Capitalized.” Additionally, management has recommended we defer further payments on our trust preferred securities and our TARP-Capital Purchase Program-related preferred stock issue until such time as we have clear indications that our credit quality issues have been resolved and our profitability is solidly restored. These actions do not cause default under the underlying agreements governing the securities involved and will be reversed at the earliest time possible.

Jim Ford commented, “We are convinced that we are getting closer to the performance our shareholders expect. Non-performing assets will be reduced over time, and we will see the resulting improvement in profitability we all are seeking. We appreciate the loyalty shown by our customers and shareholders through these challenging times. I know without any doubt that our people are putting forth the maximum effort possible to accelerate this process. Challenging times reveal the true character of an organization and its people; and this bank and its people are determined, motivated, and dedicated and are moving things in the right direction.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. In July of this year, PremierWest acquired two branches, one in Davis, California and a second in Grass Valley, California. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Yolo, Butte, and Placer counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the prospects for earnings growth, deposit and loan growth, capital levels, our dividend program, expected peer rankings, the effective management of our credit quality, the collectability of identified non-performing loans and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS					For the Three
AND EARNINGS (LOSS) AND PER COMMON SHARE DATA					Months Ended
					June 30,
For the Three Months Ended September 30	2009	2008	Change	% Change	2009	Change	% Change

Interest income	$19,155	$22,694	$(3,539)	-15.6%	$19,216	$(61)	-0.3%
Interest expense	5,178	7,149	(1,971)	-27.6%	4,920	258	5.2%
Net interest income	13,977	15,545	(1,568)	-10.1%	14,296	(319)	-2.2%
Loan loss provision	10,261	4,750	5,511	116.0%	50,390	(40,129)	-79.6%
Non-interest income	2,846	2,594	252	9.7%	2,865	(19)	-0.7%
Non-interest expense	14,818	11,469	3,349	29.2%	13,506	1,312	9.7%
Pre-tax income (loss)	(8,256)	1,920	(10,176)	-530.0%	(46,735)	38,479	82.3%
Provision (benefit) for income taxes	(3,316)	632	(3,948)	-624.7%	(18,750)	15,434	82.3%

Net income (loss)	$(4,940)	$1,288	$(6,228)	-483.5%	$(27,985)	$23,045	82.3%

Net income (loss)	$(4,940)	$1,288	$(6,228)	-483.5%	$(27,985)	$23,045	82.3%
Less preferred dividend and discount accrection	(614)	(69)	(545)	789.9%	(614)	-	0.0%
Net income (loss) applicable to common shareholders	$(5,554)	$1,219	$(6,773)	-555.6%	$(28,599)	$23,045	80.6%

Basic earnings (loss) per common share (1)	$(0.22)	$0.05	$(0.27)	-540.0%	$(1.15)	$0.93	80.9%
Diluted earnings (loss) per common share (1)	$(0.22)	$0.05	$(0.27)	-540.0%	$(1.15)	$0.93	80.9%

Average common shares outstanding--basic (1)	24,766,928	23,518,339	1,248,589	5.3%	24,766,928	-	0.0%
Average common shares outstanding--diluted (1)	24,766,928	23,545,208	1,221,720	5.2%	24,766,928	-	0.0%

For the Nine Months Ended September 30

Interest income	$58,416	$68,323	$(9,907)	-14.5%
Interest expense	15,765	21,997	(6,232)	-28.3%
Net interest income	42,651	46,326	(3,675)	-7.9%
Loan loss provision	71,351	13,050	58,301	446.8%
Non-interest income	8,225	7,568	657	8.7%
Non-interest expense	40,959	35,197	5,762	16.4%
Pre-tax income (loss)	(61,434)	5,647	(67,081)	-1187.9%
Provision (benefit) for income taxes	(24,901)	1,911	(26,812)	-1403.0%

Net income (loss)	$(36,533)	$3,736	$(40,269)	-1077.9%

Net income (loss)	$(36,533)	$3,736	$(40,269)	-1077.9%
Less preferred dividend and discount accrection	(1,555)	(206)	(1,349)	654.9%
Net income (loss) applicable to common shareholders	$(38,088)	$3,530	$(41,618)	-1179.0%

Basic earnings (loss) per commom share (1)	$(1.54)	$0.15	$(1.69)	-1126.7%
Diluted earnings (loss) per common share (1)	$(1.54)	$0.15	$(1.69)	-1126.7%

Average common shares outstanding--basic (1)	24,736,473	23,000,712	1,735,761	7.5%
Average common shares outstanding--diluted (1)	24,736,473	23,046,017	1,690,456	7.3%

(1) Share and per share amounts adjusted for the 5% stock dividend, effective April 15, 2009, for the periods presented.

SELECTED FINANCIAL RATIOS
(annualized) (unaudited)

				For the Three
				Months Ended
For the Three Months Ended September 30	2009	2008	Change	June 30, 2009	Change

Yield on average gross loans (1)	6.01%	6.90%	(0.89)	6.11%	(0.10)
Yield on average investments (1)	1.18%	2.96%	(1.78)	1.75%	(0.57)
Total yield on average earning assets (1)	4.98%	6.77%	(1.79)	5.82%	(0.84)
Cost of average interest bearing deposits	1.53%	2.60%	(1.07)	1.78%	(0.25)
Cost of average borrowings	5.77%	4.44%	1.33	5.83%	(0.06)
Cost of average total deposits and borrowings	1.36%	2.20%	(0.84)	1.54%	(0.18)
Cost of average interest bearing liabilities	1.63%	2.70%	(1.07)	1.90%	(0.27)
Net interest spread	3.35%	4.07%	(0.72)	3.92%	(0.57)
Net interest margin (1)	3.64%	4.66%	(1.02)	4.33%	(0.69)

Net (charge-offs) recoveries to average gross loans	-0.75%	-0.64%	(0.11)	-2.88%	2.13
Allowance for loan losses to gross loans	3.50%	1.65%	1.85	3.36%	0.14
Allowance for loan losses to non-performing loans	37.95%	35.64%	2.31	38.97%	(1.02)
Non-performing loans to gross loans	9.23%	4.63%	4.60	8.61%	0.62
Non-performing assets to total assets	7.51%	4.17%	3.34	7.98%	(0.47)

Return on average common equity	-15.30%	2.68%	(17.98)	-67.16%	51.86
Return on average assets	-1.14%	0.34%	(1.48)	-7.45%	6.31

Efficiency ratio (2)	88.08%	63.23%	24.85	78.51%	9.57

For the Nine Months Ended September 30

Yield on average gross loans (1)	6.15%	7.23%	(1.08)
Yield on average investments (1)	1.42%	3.72%	(2.30)
Total yield on average earning assets (1)	5.61%	7.10%	(1.49)
Cost of average interest bearing deposits	1.78%	2.80%	(1.02)
Cost of average borrowings	4.94%	4.99%	(0.05)
Cost of average total deposits and borrowings	1.55%	2.36%	(0.81)
Cost of average interest bearing liabilities	1.89%	2.90%	(1.01)
Net interest spread	3.72%	4.20%	(0.48)
Net interest margin (1)	4.10%	4.82%	(0.72)

Net (charge-offs) recoveries to average gross loans	-3.80%	-1.01%	(2.79)
Allowance for loan losses to gross loans	3.50%	1.66%	1.84
Allowance for loan losses to non-performing loans	37.95%	35.64%	2.31
Non-performing loans to gross loans	9.23%	4.64%	4.59
Non-performing assets to total assets	7.51%	4.17%	3.34

Return on average common equity	-31.02%	2.68%	(33.70)
Return on average assets	-3.10%	0.34%	(3.44)

Efficiency ratio (2)	80.51%	65.31%	15.20

(1) Tax equivalent
(2) Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS (All amounts in 000's, except per share data) (unaudited)
					Balance Sheet
BALANCE SHEET					at June 30,
At September 30	2009	2008	Change	% Change	2009	Change	% Change
Fed funds sold and investments	$329,098	$43,691	$285,407	653.2%	$87,047	$242,051	278.1%
Gross loans, net of deferred fees	1,183,386	1,267,878	(84,492)	-6.7%	1,199,776	(16,390)	-1.4%
Allowance for loan losses	(41,513)	(20,960)	(20,553)	98.1%	(40,300)	(1,213)	3.0%
Net loans	1,141,873	1,246,918	(105,045)	-8.4%	1,159,476	(17,603)	-1.5%
Goodwill	74,920	75,204	(284)	-0.4%	70,437	4,483	6.4%
Other assets	169,659	107,406	62,253	58.0%	161,080	8,579	5.3%
Total assets	$1,715,550	$1,473,219	$242,331	16.4%	$1,478,040	$237,510	16.07%

Non-interest-bearing deposits	$251,752	$230,619	$21,133	9.2%	$244,083	$7,669	3.1%
Interest-bearing deposits	1,238,826	995,299	243,527	24.5%	1,004,688	234,138	23.3%
Total deposits	1,490,578	1,225,918	264,660	21.6%	1,248,771	241,807	19.4%
Borrowings	30,958	44,281	(13,323)	-30.1%	30,960	(2)	0.0%
Other liabilities	12,931	14,730	(1,799)	-12.2%	12,289	642	5.2%
Stockholders' equity	181,083	188,290	(7,207)	-3.8%	186,020	(4,937)	-2.7%
Total liabilities and stockholders' equity	$1,715,550	$1,473,219	$242,331	16.4%	$1,478,040	$237,510	16.1%

Period end common shares outstanding	24,766,928	23,523,030	1,243,898	5.3%	24,766,928	-	0.0%
Period end common shares outstanding, all preferred shares or warrant converted to common (1)	25,857,313	24,751,451	1,105,862	4.5%	25,857,313	-	0.0%
Book value per common share	$5.63	$7.61	$(1.98)	-26.0%	$5.83	$(0.20)	-3.4%
Tangible book value per common share	$2.59	$4.46	$(1.87)	-41.9%	$3.02	$(0.43)	-14.2%

Allowance for loan losses:
Balance beginning of period	$17,157	$11,450	$5,707	49.8%	$17,157	$-	0.0%
Acquired from Stockmans Bank merger	-	9,112	(9,112)	nm	-	-	nm
Provision for loan losses	71,351	13,050	58,301	446.8%	61,090	10,261	16.8%
Net (charge-offs) recoveries	(46,995)	(12,652)	(34,343)	271.4%	(37,947)	(9,048)	23.8%
Balance end of period	$41,513	$20,960	$20,553	98.1%	$40,300	$1,213	3.0%

Non-performing assets:
Loans in nonaccrual status	$106,792	$55,864	$50,928	91.2%	$103,185	$3,607	3.5%
Impaired loans in process of collection	-	-	-	nm	-	-	nm
Other real estate owned	19,533	2,669	16,864	631.8%	14,588	4,945	33.9%
90-days past due not on non-accrual	2,589	2,948	(359)	-12.2%	235	2,354	1001.7%
Total non-performing assets	$128,914	$61,481	$67,433	109.7%	$118,008	$10,906	9.2%

(1) The June 30, 2008 shares includes 11,000 shares of Series A preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 106.35 to 1 for a total of 1,169,925 common shares increased by the April 2009 5% stock dividend. The March 31, 2009 and June 30, 2009 shares include 1,090,385 shares related to the US Treasury Troubled Asset Relief Program (TARP) Capital Purchase Program warrant.

					For the Three
					Months Ended
For the Three Months Ended September 30	2009	2008	Change	% Change	June 30, 2009	Change	% Change

Average fed funds sold and investments	$326,996	$44,100	$282,896	641.5%	$89,791	$237,205	264.2%
Average gross loans, including mortgages held for sale	$1,204,684	$1,286,174	$(81,490)	-6.3%	$1,241,117	$(36,433)	-2.9%
Average total assets	$1,721,385	$1,495,529	$225,856	15.1%	$1,506,252	$215,133	14.3%
Average non-interest-bearing deposits	$254,923	$236,220	$18,703	7.9%	$240,744	$14,179	5.9%
Average interest-bearing deposits	$1,229,167	$1,054,541	$174,626	16.6%	$1,009,095	$220,072	21.8%
Average total deposits	$1,484,090	$1,233,825	$250,265	20.3%	$1,249,839	$234,251	18.7%
Average total borrowings	$30,959	$56,936	$(25,977)	-45.6%	$30,962	$(3)	0.0%
Average stockholders' equity	$185,604	$189,952	$(4,348)	-2.3%	$212,322	$(26,718)	-12.6%
Average common equity	$144,002	$180,362	$(36,360)	-20.2%	$170,796	$(26,794)	-15.7%

For the Nine Months Ended September 30
Average fed funds sold and investments	$160,399	$38,434	$121,965	317.3%
Average gross loans, including mortgages held for sale	$1,237,726	$1,250,709	$(12,983)	-1.0%
Average total assets	$1,573,231	$1,449,040	$124,191	8.6%
Average non-interest-bearing deposits	$243,384	$232,435	$10,949	4.7%
Average interest-bearing deposits	$1,079,453	$1,012,253	$67,200	6.6%
Average total deposits	$1,322,838	$1,199,057	$123,781	10.3%
Average total borrowings	$37,348	$45,631	$(8,283)	-18.2%
Average stockholders' equity	$199,146	$184,909	$14,237	7.7%
Average common equity	$164,156	$175,319	$(11,163)	-6.4%

LOANS BY CATEGORY (All amounts in 000's) (unaudited)

	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
Agricultural/Farm	$51,587	$49,580	$42,626	$48,640	$47,473
Commercial and Industrial	237,300	236,178	265,305	253,107	265,776
Commercial Real Estate - Owner Occupied	260,914	262,031	261,646	265,965	253,668
Commercial Real Estate - Non-Owner Occupied	511,926	533,823	556,075	567,119	592,125
Consumer/Other	121,659	118,164	111,866	111,741	108,836
Gross loans, net of deferred fees	$1,183,386	$1,199,776	$1,237,518	$1,246,572	$1,267,878

Commercial Real Estate
Owner Occupied
Commercial Term	$236,351	$235,081	$235,199	$236,951	$219,977
Commercial Construction	19,070	19,051	16,370	16,778	20,284
Single Family Residential Construction
Oregon	769	450	1,180	1,599	1,071
California	4,724	7,449	8,897	10,637	12,336
Total Owner Occupied	$260,914	$262,031	$261,646	$265,965	$253,668

Non-Owner Occupied
Commercial Term	$321,780	$323,699	$322,008	$321,168	$302,638
Commercial Construction	33,429	40,548	41,602	45,155	62,491
Single Family Residential Construction
Oregon
Pre-Sold	221	1,286	1,359	1,100	3,093
Speculative	1,120	1,455	2,310	3,098	4,937
Builder Inventory	11,107	11,775	13,507	15,158	18,526
Total Oregon	12,448	14,516	17,176	19,356	26,556

California
Pre-Sold	1,659	1,870	1,718	1,977	1,779
Speculative	2,607	3,316	3,407	3,643	4,033
Builder Inventory	12,394	13,652	16,321	12,370	11,131
Total California	16,660	18,838	21,446	17,990	16,943

Commercial - Land Acquisition and Development	27,449	27,521	31,119	32,167	30,749
Commercial - Land Only	46,285	48,155	47,163	48,751	48,925
Residential - Land Acquisition and Development	53,875	60,546	75,561	82,532	103,823
Total Non-Owner Occupied	$511,926	$533,823	$556,075	$567,119	$592,125

NONPERFORMING LOANS BY REGION AND TYPE
(All amounts in 000's)
(unaudited)

Other Real Estate Owned
By Geographic Region	9/30/2009	6/30/2009	3/31/2009	12/31/2008

Mid-Central Oregon	$7,711	$7,975	$2,111	$-
Southern Oregon	5,776	1,578	5,368	2,540
Northern California	1,223	148	-	-
Greater Sacramento	4,823	4,887	1,883	1,883
Other	-	-	-	-

Total Other Real Estate Owned	$19,533	$14,588	$9,362	$4,423

Non Performing Loans
By Geographic Region	9/30/2009	6/30/2009	3/31/2009	12/31/2008

Mid-Central Oregon	$28,716	$32,215	$16,717	$19,338
Southern Oregon	29,412	30,997	31,641	27,854
Northern California	20,346	11,416	15,166	18,376
Greater Sacramento	30,907	28,792	19,941	15,610
Other	-	-	548	1,437

Total Nonperforming Loans	$109,381	$103,420	$84,013	$82,615

By Loan Type

Agricultural/Farm	$539	$391	$391	$493
Commercial and Industrial	5,767	7,502	4,003	5,154
Commercial Real Estate - Owner Occupied
Single Family Residential Construction
CRE O Oregon	-	-	-	162
CRE O California	1,815	409	439	439
CR Other	4,115	5,149	5,932	5,029
Commercial Real Estate - Non-Owner Occupied
Oregon	16,866	11,081	8,235	12,754
California	3,140	6,565	594	594
Single Family Residential Construction
CRE N Oregon	13,800	13,041	8,729	9,595
CRE N California	22,415	16,811	14,269	9,715
Co Commercial - Land Acquisition and Development	13,078	13,324	11,208	7,164
Co Commercial - Land Only	8,596	6,429	1,498	1,498
Res Residential - Land Acquisition and Development	8,365	10,531	14,224	14,601
Commercial Construction - Multiplex (5+)	3,414	5,541	5,543	5,543
CR Other	6,880	6,411	6,830	6,830
Consumer/Other	591	235	2,118	3,044

Total Nonperforming Loans	$109,381	$103,420	$84,013	$82,615